UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 1, 2015

ALEXION PHARMACEUTICALS, INC.
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(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
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(State or other jurisdiction of of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut 06410
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(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:    (203) 272-2596

   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

Dr. Leonard Bell, the principal founder and Chief Executive Officer of Alexion Pharmaceuticals, Inc., retired from Alexion effective March 31, 2015, after serving as Chief Executive Officer for twenty-three years. No severance was paid to Dr. Bell in connection with his retirement. On April 1, 2015, Alexion entered into a Consulting Agreement and a Letter Agreement with Dr. Bell. Dr. Bell continues to serve as Alexion's Chairman of the Board of Directors.

The Consulting Agreement provides that Dr. Bell will serve as a consultant to Alexion from April 1, 2015 until March 31, 2016. The consulting period may be extended for an additional six months, through September 30, 2016, upon mutual agreement. The Consulting Agreement may be terminated by either Alexion or Dr. Bell with fifteen days' advance notice at any time. During the consulting period, Dr. Bell will be an independent contractor and receive a consulting fee of $2,250,000 during the initial term of the consulting agreement, payable at the rate of $1,500,000 for the first six months of the consulting period and at the rate of $750,000 for the six-month period thereafter. Dr. Bell will also receive an additional $750,000 (unless otherwise agreed to between the parties) if he and Alexion agree to extend the consulting period by six months. The consulting fee is payable in monthly installments in arrears. Further, Dr. Bell will receive continued health and dental insurance coverage (or premium reimbursements for health or dental coverage obtained by Dr. Bell) for Dr. Bell and his dependents until Dr. Bell reaches the age of 65, or would have turned 65 in the event of his death, where the first 18 months are continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA. Alexion will provide Dr. Bell with office space and administrative and technical support during the consulting period. If a Change in Control (as defined in the Consulting Agreement) occurs prior to March 31, 2016 and the Consulting Agreement is terminated by the acquirer in such transaction, Alexion will pay Dr. Bell the consulting fee he would have earned through March 31, 2016 upon such termination.

The Letter Agreement addresses Dr. Bell's 2015 annual cash incentive award and the treatment of Dr. Bell's equity awards that he received during his employment as Chief Executive Officer. The Letter Agreement provides for the pro rata payment of Dr. Bell's 2015 cash incentive award based on the number of days he was employed by Alexion as Chief Executive Officer in 2015. Dr. Bell’s bonus will be determined using his existing incentive target based on 2015 base salary earnings, and will be paid in 2016 at the time Alexion’s other executives receive their incentive bonus. Dr. Bell's equity awards continue to vest in accordance with their existing terms due to his service as a director. The Letter Agreement provides that if Dr. Bell's service as a director ends other than due to Cause (as defined in the Letter Agreement) or his voluntary resignation, or in the event of a Change of Control (as defined in the Letter Agreement), then Dr. Bell's equity awards will become immediately vested (to the extent earned, in the case of any performance share units held by Dr. Bell) and his stock option awards may be exercised through their applicable expiration dates. Dr. Bell is entitled to earn performance share units granted in 2014 in accordance with their terms on a pro rata basis, and performance share units granted in 2015, the number of which were already reduced in contemplation of Dr. Bell's retirement.

The foregoing descriptions are only a summary of the Consulting Agreement and Letter Agreement with Dr. Bell. Each agreement is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

10.1    Consulting Agreement, by and between Alexion Pharmaceuticals, Inc. and Dr. Leonard Bell, dated April 1, 2015.

10.2    Letter Agreement, by and between Alexion Pharmaceuticals, Inc. and Dr. Leonard Bell, dated April 1, 2015.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2015	ALEXION PHARMACEUTICALS, INC.
By: /s/ Michael V. Greco Name: Michael V. Greco Title: Vice President of Law and Corporate Secretary